Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John W.  White (“Employee”), and U.S. Xpress, Inc. (“Employer”).
1.          Separation Date.  Employee acknowledges that Employer is terminating his employment effective October 22, 2018 (the “Separation Date”).  In lieu of the prior written notice required by Section 3.1(c) of the Amended and Restated Employment and Non-Competition Agreement entered into between Employer and Employee on April 30, 2018 (the “Employment Agreement”), Employer agrees to pay Employee’s Base Salary as defined in Section 2.1 of the Employment Agreement ($6,442.31 per week), minus applicable withholdings, through November 2, 2018, as well as the Employer’s match of Employee’s contribution to his U.S. Xpress Deferred Compensation account through November 2, 2018, provided that the Employee’s contribution amount is not changed and the Employer’s match does not exceed $35,000 for the calendar year.
2.          Consideration.  In exchange for the release of claims and other promises by Employee detailed in this Agreement and for the Restrictive Covenants and Nondisclosure obligations set forth in Articles IV and V of the Employment Agreement, Employer agrees to pay Employee 52 weeks of Employee’s Base Salary as defined in Section 2.1 of the Employment Agreement ($6,442.31 per week) minus applicable withholdings. Such amount will be paid pursuant to Employer's regular pay schedule with the first payment beginning on the first regular payday following the latter of November 2, 2018 or the eighth day after Employee executes this Agreement.  As additional consideration, Employer agrees to pay Employee the pro-rated portion of any quarterly and annual bonus to which he would have been entitled, but for this Separation of Employment, for the quarter and year in which this separation occurs pursuant to the Employer’s Short Term Incentive Bonus Plan.  Employer will make no other payments, bonuses, or benefits to Employee, and Employee acknowledges that he has no entitlement to, or any right to make any claim for, any additional payments, commissions, bonus, or benefits by Employer of any kind whatsoever.    In the event of any breach of this Agreement by Employee, Employer shall have no further obligation for the remainder of the 52 weeks Base Salary payment or bonus payments that occur after such breach.
3.          Continuation of Benefits.  Employee’s eligibility for coverage as an active employee under all employee benefit plans maintained by Employer will terminate on the Separation Date.   However, Employee may elect continuation of coverage under COBRA.  As additional consideration and subject to Employee’s election, Employer agrees to pay directly to Employer’s third-party vendor Employee’s COBRA premiums for Medical, Dental and Vision coverage, at the same plan level as Employee was enrolled on the Separation Date, for a period of time not to exceed the lesser of six months or until such time as Employee is covered under the benefit plans of another employer.

4.          Treatment of Stock.
(a)
Restricted Stock Granted Prior to April 30, 2018.  Pursuant to the Restricted Membership Unit Agreement dated April 4, 2016 (the “RMU Agreement”),  Employee was awarded 15,000 restricted membership units under the New Mountain Lake Holdings, LLC Restricted Membership Units Plan (the “NMLH Plan”), and such restricted membership units to vest upon the determination, to be made solely by Eric Fuller and Lisa Pate, that Employee had met certain performance conditions set forth in Section 6(a) thereof.  In 2017, Mr. Fuller and Ms. Pate vested 5,000 of the restricted membership units, leaving 10,000 unvested.  At the closing of the Initial Public Offering of Employer’s parent company U.S. Xpress Enterprises, Inc. on June 18, 2018 (the “IPO”), and pursuant to Section 2 of the RMU Agreement and Section 10 of the NMLH Plan, the 10,000 unvested restricted membership units were equitably adjusted and exchanged for 46,667 shares of Class A Common Stock in U.S. Xpress Enterprises, Inc.  Pursuant to Section 3.2(c) of the Employment Agreement, those 46,667 performance-based shares of restricted stock shall vest immediately upon Employee’s separation from employment, which for purposes of this provision the parties deem to be on the eighth day following Employee’s execution of this Agreement.   Further, pursuant to Section 8(b) of the RMU Agreement, the Employer shall pay a Gross-Up Payment equal to the deemed amount of federal income taxes imposed upon Employee as a result of the vesting of the shares of restricted stock, such amount to be calculated based on a federal tax rate of 33%.

(b)
Restricted Stock Awards Granted After April 30, 2018.  Pursuant to Section 2 of the June 18, 2018 Restricted Stock Award Notice under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “Post IPO Stock Award”), all stock awarded under such Post IPO Stock Award is unvested and therefore forfeited as of October 22, 2018.

(c)
Restricted Stock Options Granted After April 30, 2018.  Pursuant to Section 3 of the June 18, 2018 Stock Option Award Notice under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “Post IPO Option Award”), all options awarded under such Post IPO Option Award are unvested and therefore forfeited as of October 22, 2018.

5.          Non-Admission.  Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability by Employer for any acts or omissions arising out of Employee’s employment with, or separation of employment from, Employer.
6.          Release.  Employee hereby releases Employer and its affiliates, subsidiaries, parent corporations and partners, and their officers, directors, shareholders, employees, agents, representatives, predecessors, successors, and assigns (collectively the “Releasees”), from any and all claims, causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in Employee’s favor (whether known or unknown), including but not limited to claims that arise out of Employee’s employment with, or the termination of Employee’s employment with, Employer, except for claims arising under this Agreement (collectively the “Released Claims”).  Employee also represents and warrants that he has not sold, assigned, or transferred any Released Claim.  The Released Claims will include, but are not limited to, any rights or claims in law or equity for breach of contract, wrongful termination, or past wages under applicable state law; claims under or based on Title VII of the Civil Rights Act of 1964, as amended, the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act, as amended (“ADA”), the Age Discrimination in Employment Act, as amended (“ADEA”), and/or other federal, state, or local laws or common law; claims under or based on the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); claims under or based on the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); claims under or based on the Family and Medical Leave Act (“FMLA”); claims for personal injury, defamation, mental anguish, injury to health and personal reputation; and any other claim arising out of Employee’s employment or termination of employment with Employer; provided, however, that this release shall not extend to rights or claims under the ADEA that may arise after the date of this Agreement.  As part of this release, Employee covenants not to sue the Releasees in any court or to request arbitration against the Releasees on any of the Released Claims.  This paragraph does not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his right (if any) to any monetary or other recovery.

7.          Acknowledgements.  Employee represents and warrants that:
(a)          Subject to the payment noted in Paragraph 1 hereto, Employee has received all pay to which Employee was entitled during his employment with Employer and is owed no unpaid wages or unpaid overtime compensation by Employer;
(b)          Employee does not believe that his  rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), have been violated during his employment with Employer;
(c)          Employee has not experienced a work-related illness or injury while employed by Employer for which he has not been fully compensated under the applicable workers’ compensation laws;
(d)          As of the date he signs this Agreement, Employee has not filed or commenced any suit, claim, charge, complaint, action, arbitration or legal proceeding of any kind against the Employer or any Releasees; and
(e)          As of the date he signs this Agreement, Employee has not cooperated with any plaintiff or claimant or any agent or representative of any plaintiff or claimant, in any suit, claim, charge, complaint, action, arbitration or legal proceeding of any kind against the Employer or any Releasees.

8.          Reemployment.  Employee agrees that he will not seek reemployment or any contractual relationship with Employer.

9.          Consideration Period.  Employee acknowledges and understands that he has a period of twenty-one days from receipt of this Agreement to consider its terms.  If Employee has not executed this Agreement and returned it to Employer within that twenty-one-day period, this Agreement shall be cancelled and shall have no effect.
10.          Revocation Period. Employee acknowledges and understands that, for a period of seven days following his signing and delivery of this Agreement, he may revoke his acceptance of this Agreement by delivering a written revocation to the Corporate General Counsel, 4080 Jenkins Road, Chattanooga, TN 37421 or via email to lbattersby@usxpress.com. This Agreement shall not be effective or enforceable until the seven-day period for revocation has expired.
11.          Voluntary Execution.  Employee acknowledges that he has been advised to consult with an attorney of his choice before signing this Agreement; that he has carefully read this Agreement in its entirety; that he has had an adequate opportunity to consider it; that he understands its terms; that he voluntarily assents to all the terms and conditions contained in this Agreement; that he is signing it voluntarily and of his own free will; and that he is not suffering from any disability or condition that would render him unable to enter into this agreement.
12.          Confidentiality of Agreement.  Employee shall keep the terms of this Agreement confidential and shall not disclose its terms to anyone other than Employee’s (i) spouse; (ii) attorney; or (iii) professional tax adviser or tax preparer for the limited purpose of preparing or obtaining advice regarding such tax return or returns as may be necessary; provided that all such persons agree to this obligation of confidentiality.  Employee may also disclose the terms of this Agreement if compelled by legal process to do so, but agrees to notify General Counsel of Employer in such event.
13.          Non-disparagement. Employee agrees that Employee will not make any statements, written or verbal, that are derogatory or disparaging concerning the Releasees, including but not limited to derogatory or disparaging comments about any employee who is a Named Executive Officer of U.S. Xpress Enterprises, Inc. as listed in that Company’s IPO Prospectus or any employee who now or will hereafter hold the position of Chief Marketing Officer or Vice President of Sales and Marketing for Employer. In the event that Employee does not comply with the provisions of this paragraph, this Agreement will not be void but Employee will be liable to Employer for any damages incurred as a result of such noncompliance.  Employee also acknowledges that equitable relief, including, but not limited to, specific performance by injunction, would be an appropriate remedy for the breach of this paragraph.
14.          Confidential Information.  Employee acknowledges that the provisions of Article V of the Employment Agreement related to Confidential Information shall survive Employee’s separation from employment.  Employee represents that he does not have any, and has returned to Employer, all property and business records of Releasees in any form, and all copies of such records.  Employee also acknowledges that, in his position with Employer, Employee had access to Employer’s confidential information, including but not limited to confidential business plans and strategies, including but not limited to plans and strategies for sales and marketing, pricing, network design, customer development and pricing, and operations; financial records; financial and other plans; marketing methods and systems; advertising strategies and methods; strategic plans; databases; payroll information, including driver pay plans; information regarding driver hiring; information regarding suppliers and vendors; reports prepared by consultants; material non-public information; and other business information (collectively and separately “Confidential Information”).  Employee agrees not to use such Confidential Information or to disclose such Confidential Information to any third parties.  If Employee does not comply with the provisions of this paragraph, this Agreement will not be void but Employee will be liable to Employer for any damages incurred as a result of such noncompliance.  Employee also acknowledges that equitable relief, including, but not limited to, specific performance by injunction, would be an appropriate remedy for the breach of this paragraph.

15.          Cooperation.  Employee agrees that it is an essential term of this Agreement that he cooperate with Employer and its counsel at all times in any claims and/or lawsuits involving Employer of which Employee may have particular knowledge or in which Employee may be a witness.  Such cooperation includes meeting with Employer representatives and counsel to disclose such facts as Employee may know; preparing with Employer counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Employer and its counsel in the defense or prosecution of litigation as may, in the judgment of Employer’s counsel, be necessary.  Employer agrees to reimburse Employee for reasonable and necessary out-of-pocket expenses incurred by him in the course of complying with this obligation of cooperation and which are pre-authorized by Employer.  Nothing in this paragraph or any part of this Agreement should be construed in any way as prohibiting or discouraging Employee from testifying truthfully under oath as part of, or in connection with, a legal proceeding.
16.          Entire Agreement.  Except to the extent set forth in Articles IV and V of the Employment Agreement, related to certain Restrictive Covenants and Non-Disclosure obligations, which Restrictive Covenants and Nondisclosure obligations the parties acknowledge remain in effect following the execution of this Agreement, this Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements on the subject matter of this Agreement, and cannot be modified except by a writing signed by both parties.
17.          Applicable Law.  This Agreement will be governed and construed under the laws of the State of Tennessee without regard to the conflict of laws principles of that state.
18.          Binding Effect.  This Agreement inures to the benefit of, and shall be binding upon, the parties and their respective successors and assigns.
19.          Captions. The captions to the various paragraphs of this Agreement are for convenience only and are not part of the Agreement.
20.          Severability.  If any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Agreement, including any other provision of the Agreement.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.

21.          Waiver.  The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the party.
22.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement. The undersigned have executed this Agreement as follows.

	/s/ John W. White	11-12-18
	John W. White	Date

SWORN TO AND SUBSCRIBED by
John W. White, this 12th day of November, 2018

/s/ Chris Stevens
Notary Public	(SEAL)

My Commission Expires: 05-09-2022

U.S. Xpress, Inc.

By:	/s/ Leigh Anne Battersby

Name:	Leigh Anne Battersby

Title:	Corp. General Counsel

Date:	November 12, 2018

Addendum to Separation Agreement and Release

In conjunction with the Separation Agreement and Release (“Separation Agreement”) between John W. White and U.S. Xpress, Inc. (collectively, the “Parties”), this Addendum is to provide clarification regarding Article IV of the Parties’ Amended and Restated Employment and Noncompetition Agreement (“Employment Agreement”), dated April 30, 2018. For the purposes of Article IV of the Employment Agreement, U.S. Xpress, Inc. expressly acknowledges and confirms that a business that provides freight transportation services by use of tanker trucks, flatbed trucks, box cars, or intermodal containers is not a competitive business under Article IV and is not a violation of the Employment Agreement, Separation Agreement, or any other agreements or understandings between the Parties, so long as such business does not also provide transportation services by use of dry van trailer equipment.

Notwithstanding the confidentiality of the Employment Agreement and Separation Agreement, this Addendum may be disclosed in the event of litigation concerning the terms of the Employment Agreement, Separation Agreement or this Addendum.

/s/ John W. White		/s/ Leigh Anne Battersby
John W. White		U.S. Xpress, Inc.

Date:	11-12-18	Name:	Leigh Anne Battersby

		Title:	Corp. General Counsel

		Date:	November 12, 2018

NAI-1505324440v1

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